Exhibit 99.1


Investor Relations Contact:                  Media Contact:
Robert J. Vill                               Jane Randel
Vice President, Treasury and Investor        Vice President, Public Relations
  Relations
Liz Claiborne Inc.                           Liz Claiborne Inc.
201.295.7515                                 212.626.3408

            LIZ CLAIBORNE INC. POSTS RECORD 2nd QUARTER SALES AND EPS
            ---------------------------------------------------------

New York, NY July 31, 2003 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share of $0.41 for the second quarter 2003, an increase of 13.9% compared to diluted EPS of $0.36 for the second quarter 2002. Net sales for the second quarter 2003 were a record $959 million, up 21.5% over the comparable 2002 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its second quarter 2003 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, August 14.

Paul R. Charron, Chairman and Chief Executive Officer stated: "Notwithstanding the challenging retail and macroeconomic environments, our Company was still able to deliver these solid second quarter results, driven by the strength of our balanced and diversified portfolio, disciplined execution of our core strategies and continued conservative planning. Our higher than planned sales enabled us to achieve the upper end of our EPS expectation. Our balance sheet and cash flow positions remained strong at the end of the quarter, reflecting a disciplined approach to expense control and capital investments. Performance in the second quarter was driven primarily by the acquisitions of Ellen Tracy, Juicy Couture and Mexx Canada, growth in our Mexx Europe business and new product initiatives in our Special Markets sector. Our Cosmetics, Sigrid Olsen, Claiborne Men's and DKNY Men's businesses also made solid contributions."

Mr. Charron continued: "As has been the case for some time, the retail and macroeconomic environments remain challenging, particularly in the Better and Moderate channels. Apparel spending has been adversely impacted by a number of external factors, including the unemployment rate and consumer confidence. The marketplace is highly promotional as retailers attempt to drive traffic and manage their inventories to appropriate levels. Against this backdrop, we remain focused on what we can control. Our multi-brand, multi-channel, multi-geography strategies continue to serve us well."

Mr. Charron concluded: "As we move through the second half of fiscal 2003, we will continue to plan our business conservatively. In this context, for fiscal 2003, we are optimistic that we can achieve a sales increase of 11 - 13% and EPS in the range of $2.49 - $2.55. For the third quarter of 2003, we are optimistic that we can achieve a sales increase of 6 - 9% and EPS in the range of

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

$0.85 - $0.88. All of these forward looking statements exclude the impact of any future acquisitions or stock repurchases."

SECOND QUARTER RESULTS
----------------------

Net Sales
---------
Net sales for the second quarter of 2003 were a record $959 million, an increase of $170 million, or 21.5% over net sales for the second quarter of 2002. The acquisitions of Ellen Tracy, Mexx Canada and Juicy Couture added approximately $67 million in net sales during the quarter. Approximately $35 million of the increase in the quarter was due to the impact of foreign currency exchange rate fluctuations, primarily as a result of the strengthening of the euro. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased  $112  million,  or 21.7%,  to $625
     ------------------
     million. The increase was primarily due to the following:
     - The inclusion of $50 million of sales of our recently acquired Ellen Tracy, Mexx Canada and Juicy Couture businesses;
     - An $18 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - A $44 million sales increase primarily reflecting the introduction of new products in our Special Markets business and continued growth in Mexx Europe (exclusive of foreign currency exchange rate fluctuations). These increases were partially offset by an approximate 10% decrease in our core Liz Claiborne businesses.

o    Wholesale  Non-Apparel  net sales were up $21  million,  or 21.9%,  to $117
     ----------------------
     million due to increases in our Cosmetics, Jewelry and Handbags businesses. Increases resulting from foreign currency exchange rate fluctuations were not material in this segment.

o    Retail net sales  increased $35 million,  or 19.8%,  to $212  million.  The
     ------
     increase reflected the following:
     - The inclusion of $17 million of sales from our recently acquired Mexx Canada and Ellen Tracy businesses;
     - A $16 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - Increases in our Lucky Brand Dungarees specialty retail business driven by higher comparable store sales and the addition of nine new stores over the last twelve months as well as comparable store sales increases and the addition of six net new specialty retail and outlet stores in our Mexx Europe business. These gains were partially offset by the decreases related to the strategic decision to close our domestic Liz Claiborne specialty retail stores. Comparable store sales were virtually flat overall in our Specialty Retail business and were down 3.1% in our Outlet business.

     We ended the quarter with a total of 260 outlet stores, 218 specialty retail stores and 496 international concession stores.

o    Corporate net sales, consisting of licensing revenue,  increased $2 million
     ---------
     to $5 million.

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


Gross Profit
------------
Gross profit increased $73 million, or 20.7%, to $426 million in the second quarter of 2003 over the second quarter of 2002. Gross profit as a percent of net sales decreased to 44.4% in 2003 from 44.7% in 2002. The decreasing gross profit rate reflected higher than planned promotional activity at retail resulting in additional markdown assistance partially offset by a continued focus on inventory management and lower sourcing costs. The acquisitions of Ellen Tracy, Mexx Canada and Juicy Couture also helped offset the rate decline, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $62 million, or 21.7%, to $347 million, in the second quarter of 2003 over the second quarter of 2002. These expenses as a percent of net sales increased slightly to 36.2% in 2003 from 36.1% in 2002. The higher SG&A rate primarily reflected the increased proportion of expenses related to our recently acquired Mexx Canada and Ellen Tracy businesses, as well as growth in our Mexx Europe business, each of which runs at a higher SG&A rate than the Company average, offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the second quarter of 2003 was $78 million, an increase of $11 million, or 16.5%, over last year. Operating income as a percent of net sales decreased to 8.2% in 2003 compared to 8.5% in 2002. Approximately 20 basis points of this decrease was due to the impact of foreign currency exchange rate fluctuations which caused our lower operating margin international businesses to become a higher proportion of overall sales. The balance of the decrease was a result of additional retailer markdown assistance, partially offset by lower sourcing costs, Company-wide inventory management and expense reductions. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income  increased  $1 million to $46 million
     ------------------
     (7.3% of net sales) in 2003 compared to $45 million (8.8% of net sales) in 2002, principally reflecting the inclusion of our recently acquired Ellen Tracy and Juicy Couture businesses and increased profits in our Sigrid Olsen business and in our Men's complex, partially offset by reduced profits in our core Liz Claiborne and Special Markets businesses as a result of additional markdown assistance.

o    Wholesale  Non-Apparel  operating income was $7 million (6.0% of net sales)
     ----------------------
     in 2003 compared to a breakeven operating income in 2002, principally due to increases in our Cosmetics and Handbags businesses.

o    Retail  operating  income increased $2 million to $23 million (10.8% of net
     ------
     sales) in 2003 compared to $21 million (11.9% of net sales) in 2002, principally reflecting an increase in profits from our Lucky Brand Dungarees retail stores and the inclusion of profits from our recently acquired Mexx Canada retail stores.

o    Corporate  operating income,  primarily  consisting of licensing  operating
     ---------
     income, increased $2 million to $3 million.


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


Net Interest Expense
--------------------
Net interest expense in the second quarter of 2003 was $8 million, compared to $6 million in 2002, both of which were principally related to borrowings incurred to finance our strategic initiatives, including acquisitions. Foreign currency exchange rate fluctuations accounted for the majority of the increase.

Net Income
----------
Net income increased in the second quarter of 2003 to $45 million, or 4.7% of net sales, from $39 million in the second quarter of 2002, or 4.9% of net sales. Diluted earnings per common share increased 13.9% to $0.41 in 2003, up from $0.36 in 2002. Our average diluted shares outstanding increased by 2.1 million shares in the second quarter of 2003 on a period-to-period basis, to 109.6 million, as a result of the exercise of stock options and the effect of dilutive securities.

FIRST HALF RESULTS
------------------

Net Sales
---------
Net sales for the first half of 2003 were a record $2.035 billion, an increase of $353 million, or 21.0% over net sales for the first half of 2002. The acquisitions of Ellen Tracy, Mexx Canada and Juicy Couture added approximately $124 million in net sales during the first half. Approximately $71 million of the first half increase was due to the impact of foreign currency exchange rate fluctuations, primarily as a result of the strengthening of the euro. While the first half of 2003 was comprised of 27 weeks, as compared to 26 weeks in 2002, we do not believe this extra week had a material impact on our overall sales results for the first half. Net sales results for our business segments are provided below:

o    Wholesale  Apparel net sales  increased $251 million,  or 21.8%,  to $1.401
     ------------------
     billion. The increase was primarily due to the following:
     - The inclusion of $97 million of sales of our recently acquired Mexx Canada, Ellen Tracy and Juicy Couture businesses;
     - A $42 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;
     - A $112 million overall sales increase driven by increases in our Special Markets business primarily reflecting the introduction of new products and continued growth in our Mexx Europe business (exclusive of foreign currency exchange rate fluctuations) and in our Men's complex, partially offset by an approximate 4% decrease in our core Liz Claiborne businesses.

o    Wholesale  Non-Apparel  net sales were up $36  million,  or 17.9%,  to $239
     ----------------------
     million primarily as a result of increases in our Cosmetics, Jewelry and Handbags businesses. Increases resulting from foreign currency exchange rate fluctuations were not material in this segment.

o    Retail net sales  increased $60 million,  or 18.7%,  to $384  million.  The
     ------
     increase reflected the following:
     - The inclusion of $27 million of sales from our recently acquired Mexx Canada and Ellen Tracy businesses;

     - A $27 million increase resulting from foreign currency exchange rate fluctuations in our international businesses;


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     -    A $6 million  increase  due to the  addition of new stores,  partially offset by the decreases related to the strategic decision to close the domestic Liz Claiborne specialty stores and a 4.2% reduction in comparable store sales in our outlet stores.

o    Corporate net sales, consisting of licensing revenue,  increased $5 million
     ---------
     to $12 million.

Gross Profit
------------
Gross profit increased $163 million, or 22.7%, to $882 million in the first half of 2003 over the first half of 2002. Gross profit as a percent of net sales increased to 43.3% in 2003 from 42.7% in 2002. The increasing gross profit rate reflected a continued focus on inventory management and lower sourcing costs partially offset by higher than planned promotional activity at retail resulting in additional markdown assistance. The acquisitions of Ellen Tracy, Mexx Canada and Juicy Couture also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $130 million, or 22.9%, to $696 million in the first half of 2003. These expenses as a percent of net sales increased to 34.2% in 2003 from 33.6% in 2002. The higher SG&A rate primarily reflected the increased proportion of expenses related to our recently acquired Mexx Canada and Ellen Tracy businesses, as well as growth in our Mexx Europe business, each of which runs at a higher SG&A rate than the Company average, offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the first half of 2003 was $186 million, an increase of $33 million, or 21.7%, over last year. Operating income as a percent of net sales was flat at 9.1% in 2003 compared to 2002. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income increased $14 million to $134 million
     ------------------
     (9.6% of net sales) in 2003 compared to $121 million (10.5% of net sales) in 2002, principally reflecting the inclusion of our recently acquired businesses and increased profits in our Sigrid Olsen business and in our Men's complex, partially offset by reduced profits in our core Liz Claiborne businesses.

o    Wholesale  Non-Apparel operating income increased $9 million to $16 million
     ----------------------
     (6.7% of net sales) in 2003 compared to $7 million (3.5% of net sales) in 2002, principally due to increases in our Cosmetics, Handbags and Jewelry businesses.

o    Retail  operating  income  increased $5 million to $28 million (7.3% of net
     ------
     sales) in 2003 compared to $23 million (7.0% of net sales) in 2002, principally reflecting increased gross profit rates in our outlet stores and an increase in profits from our Mexx retail stores, partially offset by losses in our domestic Liz Claiborne specialty stores, which are all now closed, and in our Elisabeth specialty stores.

o    Corporate  operating income,  primarily  consisting of licensing  operating
     ---------
     income, increased $5 million to $7 million.



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


Net Interest Expense
--------------------
Net interest expense in the first half of 2003 was $15 million, compared to $12 million in 2002, both of which were principally related to borrowings incurred to finance our strategic initiatives, including acquisitions. Foreign currency exchange rate fluctuations accounted for the majority of the increase.

Net Income
----------
Net income increased in the first half of 2003 to $109 million, or 5.3% of net sales, from $90 million in the first half of 2002, or 5.3% of net sales. Diluted earnings per common share increased 19.0% to $1.00 in 2003, up from $0.84 in 2002. Our average diluted shares outstanding increased by 1.9 million shares in the first half of 2003 on a period-to-period basis, to 108.8 million, as a result of the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the first half of 2003 with $145 million in cash and marketable securities, compared to $263 million at June 29, 2002, and with $434 million of debt outstanding compared to $351 million at June 29, 2002. This $201 million increase in our net debt position is attributable to the 2002 acquisitions of Ellen Tracy and Mexx Canada and the current year acquisition of Juicy Couture as well as additional payments made in connection with the 1999 acquisition of Lucky Brand Dungarees. The foreign currency exchange translation on our Eurobond also added $56 million to our debt balance. This debt increase was offset by cash flow from operations on a trailing twelve-month basis of $230 million. We ended the quarter with a record $1.413 billion in stockholders equity, giving us a total debt to total capital ratio of 23.5%.

Accounts receivable increased $93 million, or 28.1%, at July 5, 2003 compared to June 29, 2002, primarily due to the acquisitions of Ellen Tracy, Mexx Canada and Juicy Couture as well as an increase of $14 million attributable to foreign currency exchange rate fluctuations, along with the timing of the quarter close. The quality of our accounts receivable remains strong.

Inventories increased $96 million, or 21.9%, at July 5, 2003 compared to June 29, 2002. The following three factors account for 85% of this increase: $47 million attributable to acquisitions and new businesses, $19 million due to the timing of fall receipts relative to the end of our fiscal quarter and $16 million attributable to foreign currency exchange rate fluctuations. Our average inventory turnover rate increased to 4.8 times for the 12-month period ended July 5, 2003 from 4.4 times for the 12-month period ended June 29, 2002.

Net cash used by operating activities was $15 million in the first half of 2003, compared to $177 million provided in 2002. This $192 million change in cash flow was primarily due to a $196 million use of cash for working capital in 2003 compared to a $29 million source of cash in 2002, driven primarily by year-over-year changes in the accounts receivable and inventory balances described above, partially offset by the increase in net income of $19 million in the first half of 2003 from the first half of 2002.

Net cash used in investing activities was $143 million in the first half of 2003, compared to $48 million in 2002. Net cash used in the first half of 2003 primarily reflected $96 million in acquisition-related payments and $48 million in capital and in-store expenditures. Net cash used in the first half of 2002 primarily reflected $48 million in capital and in-store expenditures.


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


Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, First Issue, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Russ, Sigrid Olsen, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments; risks related to retailer and consumer acceptance of the Company's products; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; the Company's ability to effectively distribute its product within its targeted markets; risks associated with acquisitions, licensing and the entry into new markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including foreign currency exchange rate fluctuations; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers, such as the recent West Coast port workers lock-out; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2002 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

                               LIZ CLAIBORNE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     27 weeks ended    26 weeks ended
                                             July 5, 2003     June 29, 2002       July 5, 2003     June 29, 2002
                                             ------------     -------------       ------------     -------------

Net Sales                                     $    959,417     $    789,517       $  2,035,016      $  1,682,410
Cost of Goods Sold                                 533,642          436,886          1,153,472           963,681
                                              ------------     ------------       ------------      ------------
Gross Profit                                       425,775          352,631            881,544           718,729

Selling, General & Administrative
   Expenses                                        347,410          285,367            695,714           566,019
                                              ------------     ------------       ------------      ------------

Operating Income                                    78,365           67,264            185,830           152,710

Other (Expense) Income, net                           (248)          (1,085)              (556)             (914)

Interest (Expense), net                             (8,187)          (5,547)           (14,823)          (11,613)
                                              ------------     ------------       ------------      ------------


Income Before Provision
   for Income Taxes                                 69,930           60,632            170,451           140,183

Income Tax Provision                                25,314           21,828             61,703            50,466
                                              ------------     ------------       ------------      ------------
Net Income                                    $     44,616     $     38,804       $    108,748      $     89,717
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     107,370          105,648            106,814           105,248

Basic Earnings per Common
   Share                                             $0.42            $0.37              $1.02             $0.85
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   109,605          107,490            108,763           106,897

Diluted Earnings per Common Share                    $0.41            $0.36              $1.00             $0.84
                                                     =====            =====              =====             =====


Supplemental Information:
   Dividends per Common Share (Rounded
     to the nearest penny)                           $0.06            $0.06              $0.11             $0.11
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                    July 5, 2003   June 29, 2002
                                                    ------------   -------------
Assets
------
   Current Assets:
      Cash and cash equivalents                     $    110,221    $    214,953
      Marketable securities                               35,058          48,338
      Accounts receivable - trade, net                   423,639         330,629
      Inventories, net                                   531,706         436,101
      Deferred income taxes                               45,378          33,141
      Other current assets                                82,429          49,335
                                                    ------------    ------------
        Total Current Assets                           1,228,431       1,112,497
                                                    ------------    ------------

   Property and Equipment - Net                          392,383         365,011
   Goodwill and Intangibles - Net                        732,400         499,311
   Other Assets                                            7,938          10,441
                                                    ------------    ------------
     Total Assets                                   $  2,361,152    $  1,987,260
     -------------                                  ============    ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                              $    485,495    $    428,488
   Long-Term Debt                                        407,690         346,402
   Other Non-Current Liabilities                           7,299           5,097
   Deferred Income Taxes                                  39,066          45,070
   Commitments and Contingencies
   Minority Interest                                       8,559           6,206
   Stockholders' Equity                                1,413,043       1,155,997
                                                    ------------    ------------
     Total Liabilities and Stockholders' Equity     $  2,361,152    $  1,987,260
     -------------------------------------------    ============    ============

                      LIZ CLAIBORNE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                                  27 weeks ended   26 weeks ended
                                                                                   July 5, 2003     June 29, 2002
                                                                                   ------------     -------------

Cash Flows from Operating Activities:
      Net income                                                                    $    108,748     $     89,717
      Adjustments to reconcile net income to net cash (used in) /
         provided by operating activities:
         Depreciation and amortization                                                    51,732           44,978
         Deferred income taxes                                                             7,127            6,493
         Other - net                                                                      12,955            6,829
         Change in current assets and liabilities, exclusive of
             acquisitions:
             (Increase) decrease in accounts receivable - trade                          (39,604)          31,560
             (Increase) decrease in inventories                                          (59,615)          51,822
             (Increase) in other current assets                                          (28,047)         (10,020)
             (Decrease) in accounts payable                                              (24,098)         (36,817)
             (Decrease) increase in accrued expenses                                     (20,502)           1,376
             (Decrease) in income taxes payable                                          (23,973)          (9,021)
                                                                                    ------------     ------------
                  Net cash (used in) / provided by operating
                     activities                                                          (15,277)         176,917
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
      Purchases of investment instruments                                                    (40)             (39)
      Purchases of property and equipment                                                (45,891)         (44,158)
      Payments for acquisitions                                                          (95,805)              --
      Payments for in-store merchandise shops                                             (2,297)          (3,943)
      Other - net                                                                          1,025               31
                                                                                    ------------     ------------
                  Net cash (used in) / provided by investing
                     activities                                                         (143,008)         (48,109)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
      Proceeds from short-term debt                                                        4,185            4,953
      Commercial paper - net                                                              (6,819)         (77,726)
      Proceeds from exercise of common stock options                                      36,046           27,162
      Dividends paid                                                                     (12,030)         (11,859)
                                                                                    ------------     ------------
                  Net cash (used in) / provided by financing
                     activities                                                           21,382          (57,470)
                                                                                    ------------     ------------

Effect of Exchange Rate Changes on Cash                                                    7,600           15,980
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                 (129,303)          87,318
Cash and Cash Equivalents at Beginning of Period                                         239,524          127,635
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $    110,221     $    214,953
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                            13 weeks ended    13 weeks ended     27 weeks ended    26 weeks ended
                                             July 5, 2003     June 29, 2002       July 5, 2003     June 29, 2002
                                             ------------     -------------       ------------     -------------
NET SALES:
   Wholesale Apparel                          $    624,831     $    513,369       $  1,400,634      $  1,149,891
   Wholesale Non-Apparel                           117,180           96,102            238,566           202,326
   Retail                                          211,953          176,968            383,721           323,400
   Corporate                                         5,453            3,078             12,095             6,793
                                              ------------     ------------       ------------      ------------
     Total net sales                          $    959,417     $    789,517       $  2,035,016      $  1,682,410
                                              ============     ============       ============      ============

OPERATING INCOME:
   Wholesale Apparel                          $     45,814     $     45,141       $    134,484      $    120,691
   Wholesale Non-Apparel                             6,974              (23)            16,076             6,990
   Retail                                           22,809           20,980             27,927            22,703
   Corporate                                         2,768            1,166              7,343             2,326
                                              ------------     ------------       ------------      ------------
     Total operating income                   $     78,365     $     67,264       $    185,830      $    152,710
                                              ============     ============       ============      ============


GEOGRAPHIC DATA:
                                            13 weeks ended    13 weeks ended     27 weeks ended    26 weeks ended
                                             July 5, 2003     June 29, 2002       July 5, 2003     June 29, 2002
                                             ------------     -------------       ------------     -------------
NET SALES:
   Domestic                                   $    762,975     $    657,491       $  1,617,008      $  1,399,330
   International                                   196,442          132,026            418,008           283,080
                                              ------------     ------------       ------------      ------------
     Total net sales                          $    959,417     $    789,517       $  2,035,016      $  1,682,410
                                              ============     ============       ============      ============

OPERATING INCOME:
   Domestic                                   $     70,827     $     61,084       $    161,288      $    135,026
   International                                     7,538            6,180             24,542            17,684
                                              ------------     ------------       ------------      ------------
     Total operating income                   $     78,365     $     67,264       $    185,830      $    152,710
                                              ============     ============       ============      ============